                                                                 Exhibit 10.19.1

                  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
                 CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL
                    PORTIONS HAVE BEEN FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION


THE WARRANT ISSUED PURSUANT TO THIS PARTICIPATION WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO EFFECTUATE SUCH TRANSACTION.


                         PARTICIPATION WARRANT AGREEMENT
                       To Purchase Shares of Common Stock
                           Dated as of August 31, 1998

                           PRICELINE.COM INCORPORATED
                             a Delaware Corporation

                                                     Issue Date: August 31, 1998

                  THIS CERTIFIES THAT, Delta Air Lines, Inc. (the "Warrant Holder"), with a place of business at 1030 Delta Boulevard, Hartsfield Atlanta International Airport, Atlanta, Georgia 30320, for value received, is entitled, upon the terms and subject to the conditions of this Participation Warrant Agreement (this "Warrant Agreement"), to subscribe for and purchase fully-paid and non-assessable shares of common stock, par value $.01 per share (the "Common Stock"), of Priceline.com Incorporated, a Delaware corporation (the "Company").

1. ISSUANCE OF WARRANTS. On the Issue Date, the Company will issue to the Warrant Holder warrants (the "Warrants") to acquire Fifteen Million One Hundred Fourteen Thousand and Eighty-Three (15,114,083) shares of the Common Stock (the "Shares"), subject to adjustment as hereinafter provided pursuant to Section 10 herein, which Shares, when issued on a proforma basis, represent 12.5% of the Fully Diluted Equity (as defined below) of the Company as of the date hereof. As used in this Warrant Agreement, the term "Fully Diluted Equity" of the Company shall mean the sum of (i) the number of shares of Common Stock issued and outstanding as of the date of this Warrant Agreement, (ii) assuming the full conversion of all Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred"), issued and outstanding as of the date of this Warrant Agreement, the number of shares of Common Stock issuable upon conversion of such Convertible Preferred, and (iii) assuming the full vesting and exercise of all options and warrants granted or issued by the Company outstanding as of the date of this Warrant Agreement to acquire shares of its Common Stock, the number of shares of Common Stock issuable upon such vesting and exercise. The


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



number of Shares subject to the Warrants shall be reduced at the time of the effectiveness of an initial registration statement covering Common Stock filed with the Securities and Exchange Commission to take into account the effect of the treasury stock method of accounting for stock options and warrants. The amount of such reduction shall be equal to the product of (i) the quotient of
(x) the aggregate exercise price of all the Company stock options and warrants (including the Warrants), divided by (y) the greater of $5.00 or the public offering price per share of such offering, multiplied by (ii) .125.

2. EXERCISE PRICE. The Warrants have an exercise price of $1.156862 per share of Common Stock, as adjusted pursuant to the provisions of Section 10 of this Warrant Agreement (the "Exercise Price").

3. TERM. Except as otherwise provided for herein, the term of the Warrants and the right to purchase Shares as granted herein shall be exercisable, at any time and from time to time, during the period commencing on the Issue Date set forth above and terminating at 5:00 p.m. New York City local time on the seventh anniversary of the Issue Date, PROVIDED, HOWEVER, that if the Company has not completed an initial public offering of shares of Common Stock of the Company pursuant to an effective Registration Statement under the Securities Act of 1933, as amended ("IPO"), prior to such termination date, then the term of the Warrants shall be extended on a year to year basis until such time as the Company has completed its IPO.

4.       VESTING.

                  a. VESTING OF THE FIRST 5% OF EQUITY. The Warrants will begin to vest when the Company has sold at least $30 million (the "Base Amount") of tickets issued for travel on the Warrant Holder and/or on the Warrant Holder's code share partners (such amount being measured by the amount paid by the Company to the Warrant Holder and its code share partners net of federal excise taxes on such amount) ("Net Fares") during the period beginning the date hereof and ending on December 31, 1999 or during calendar years 2000 or 2001 (each, a "Measuring Period"). The Warrant Holder will earn the right to exercise Warrants to acquire 1,511,408.25 Shares, subject to adjustment as hereinafter provided pursuant to Section 10 herein (which Shares, when issued on a proforma basis, represent approximately 1.25% of the Fully Diluted Equity of the Company as of the date hereof), for each $5 million in Net Fares over the Base Amount during each applicable Measuring Period up to a maximum of $50 million in Net Fares, at which point the Warrant Holder will have earned the right to exercise Warrants to acquire 6,045,633 Shares (which Shares, when issued on a proforma basis, represent approximately 5% of the Fully Diluted Equity of the Company as of the date hereof).

                  b. VESTING OF NEXT 1.25% OF EQUITY. After the Warrant Holder has achieved $50 million in Net Fares during any applicable Measuring Period, the Warrant Holder will earn the right to exercise Warrants to acquire up to an additional 1,511,409 Shares, subject to adjustment as hereinafter provided pursuant to Section 10 herein (which Shares, when issued on a proforma basis, represent approximately 1.25% of the Fully Diluted Equity of the Company as of the date hereof), for the next $22.5 million in Net Fares during such Measuring Period. The actual number of Shares the Warrant Holder will earn shall be a number equal to the product of (a) 1,511,409 Shares, multiplied by


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(b) a fraction, the numerator of which shall be Net Fares during a Measuring
Period over $50 million (up to a maximum of $22.5 million) and the denominator of which shall be $22.5 million.

                  c. VESTING OF REMAINING 6.25% OF EQUITY. After the Warrant Holder has achieved $72.5 million in Net Fares during any applicable Measuring Period, the Warrant Holder will earn the right to exercise Warrants to acquire up to an additional 7,557,041 Shares, subject to adjustment as hereinafter provided pursuant to Section 10 herein (which Shares, when issued on a proforma basis, represent approximately 6.25% of the Fully Diluted Equity of the Company as of the date hereof), based on the Qualified Ticket Volume (as defined below) of sales thereafter achieved. The actual number of Shares the Warrant Holder will earn shall be a number equal to the product of (a) 7,557,041 Shares (subject to adjustment as set forth in Section 10 herein) multiplied by (a) a fraction the numerator of which shall be the actual Qualified Ticket Volume so achieved during the applicable Measurement Period and the denominator of which shall be $112.5 million. As used herein, the term "Qualifying Ticket Volume" shall mean the Net Fares derived from ticket sales on the Warrant Holder and/or its code share partners on which the Company earns a Gross Margin (as defined below) of at least [**]; PROVIDED, HOWEVER, that if the Company's total Gross Margin on such ticket sales during such applicable Measuring Period is greater than or equal to [**], then all such ticket sales during such Measuring Period will be deemed to be Qualifying Ticket Volume. As used herein, the term "Gross Margin" on a ticket sale shall mean the number equal to (for each ticket sale) 100 times the quotient of (a) the price paid by the customer to the Company for the ticket, less credit card charges incurred by the Company and less the Net Fares paid by the Company to the Warrant Holder, divided by (b) the price paid by the customer to the Company for the ticket.

                  d. ADJUSTMENT OF THRESHOLDS. The $22.5 million and $72.5 million thresholds used in the calculations set forth in Sections 4(b) and 4(c) above (the "Thresholds") for any Measuring Period will be adjusted for such applicable Measuring Period and for subsequent Measuring Periods, if any, in the event that an airline, not presently participating in the Company' airline service, commences participation at any time during such applicable Measuring Period, and such additional carrier has a domestic market share of at least 5% at the time of its initial participation (an "Adjustment Event"). Upon the occurrence of an Adjustment Event, each of the Thresholds will be adjusted by multiplying each such number by a fraction, the denominator of which shall be the sum of the Warrant Holder's domestic market share and the aggregate domestic market share of the new additional carrier and all other carriers participating in the Company's airline service, and the numerator of which shall be Warrant Holder's domestic market share. All market share data required by this Section 4(d) shall be based on U.S. domestic revenue passenger miles as reported by the Department of Transportation on Form 41 for the twelve (12) month period immediately prior to the time of the Adjustment Event. The resulting numbers shall be the adjusted Thresholds. The Thresholds as set forth herein shall be adjusted each time, if any, that an additional carrier meeting the 5% domestic market share criteria commences participation in the Company's airline service.

                  e. MEASURING PERIODS SEPARATE NOT CUMULATIVE. Net Fares and Qualifying Ticket Volume during each Measuring Period will be measured separately, not cumulatively. For example, if the Warrant Holder has Net Fares of $40 million during the first Measuring Period and Net Fares of $45 million during the second Measuring Period, then the Warrant Holder will earn the right to exercise Warrants for 2.5% of the Fully Diluted Equity at the end of the First Measuring Period and


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                                        3
the right to exercise Warrants for an additional 1.25% of the Fully Diluted Equity at the end of the second Measuring Period. As a further example, if the Warrant Holder has Net Fares of $72.5 million during the first Measuring Period, Qualifying Ticket Volume of $36 million during the second Measuring Period (so that the sum of Net Fares and Qualifying Ticket Volume during the second Measuring Period is $108.5 million) and Qualifying Ticket Volume of $54 million during the third Measuring Period (so that the sum of Net Fares and Qualifying Ticket Volume during the third Measuring Period is $126.5 million), then the Warrant Holder will have earned the right to exercise Warrants covering 6.25% of the Fully Diluted Equity at the end of the first Measuring Period an additional 2% of the Fully Diluted Equity at the end of the second Measuring Period and an additional 1% of the Fully Diluted Equity at the end of the third Measuring Period, for an aggregate of 9.25% of the Fully Diluted Equity. For purposes of these examples, it is assumed that neither an Adjustment Event nor any adjustment pursuant to Section 10 hereof has occurred.

5. CALL UNDER CERTAIN CONDITIONS. The Company will have the right under certain conditions to repurchase Warrants to acquire up to 7,557,041 Shares or the equivalent number of Shares if such Warrants have been exercised, subject to adjustment as hereinafter provided pursuant to Section 10 herein (which Shares, when issued on a proforma basis, represent approximately 6.25% of the Fully Diluted Equity of the Company as of the date hereof), in the event that the conditions under Sections 5(a) and 5(b) below are met.

                  a. FIRST CALL. In the event that Qualified Ticket Volume during the second Measurement Period is less than Qualified Ticket Volume during the first Measurement Period, then the Company will have a call on that number of Warrants calculated as follows. First, the amount of equity that the Warrant Holder would have received, had the calculations made in Section 4(c) been made as though the Qualifying Ticket Volume in each of the first and second Measurement Periods had been based on the two-year average of the Qualified Ticket Volume from such periods, will be calculated (the "First Two Year Equity Amount"). Then, if the amount of equity the Warrant Holder has actually earned exceeds the First Two Year Equity Amount, the Company will have a call on the amount of such excess at the Warrant Holder's cost; PROVIDED, HOWEVER, that the right to exercise Warrants to acquire the first 7,557,041 of Shares, subject to adjustment as hereinafter provided pursuant to Section 10 herein, and the underlying Shares therefor (which Shares, when issued on a proforma basis, represent approximately 6.25% of the Fully Diluted Equity of the Company as of the date hereof) earned by the Warrant Holder will not be subject to such call.

                  b. SECOND CALL. In the event that Qualified Ticket Volume during the third Measurement Period is less than Qualified Ticket Volume during the second Measurement Period, then the Company will have a call on that number of Warrants calculated as follows. First, the amount of equity that the Warrant Holder would have received, had the calculations made in Section 4(c) been made as though the Qualifying Ticket Volume in each of the second and third Measurement Periods had been based on the two-year average of the Qualified Ticket Volume from such periods, will be calculated (the "Second Two Year Equity Amount"). Then, if the amount of equity the Warrant Holder has actually earned (if any), net of any Warrants subject to the call set forth in Section 5(a) above, exceeds the Second Two Year Equity Amount, the Company will have a call on the amount of such excess at the Warrant Holder's cost; PROVIDED, HOWEVER, that the right to exercise Warrants to acquire the first 7,557,041 of Shares, subject to adjustment as hereinafter provided pursuant to Section


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                                        4

10 herein, and the underlying Shares therefor (which Shares, when issued on a proforma basis, represent approximately 6.25% of the Fully Diluted Equity of the Company as of the date hereof) earned by the Warrant Holder will not be subject to such call.

6.       EXERCISE OF PURCHASE RIGHTS.

                  a. EXERCISE. Subject to the provisions of Section 4 of this Warrant Agreement, the purchase rights represented by this Warrant Agreement are exercisable by the Warrant Holder, in whole or in part, at any time, or from time to time during the period set forth in Section 3 above, by tendering to the Company at its principal office: a duly completed and executed notice of exercise in the form attached hereto as EXHIBIT A (the "Notice of Exercise"), the Warrants and the Exercise Price. Upon receipt of such items in accordance with the terms set forth below, the Company shall issue to the Warrant Holder a certificate for the number of shares of Common Stock purchased. The Warrant Holder, upon exercise of the Warrants, shall be deemed to have become the holder of the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which the Warrants are exercised. In the event of any exercise of the rights represented by the Warrants, certificates for the Shares so purchased shall be delivered to the Warrant Holder or its designee as soon as practical and in any event within ten (10) business days after receipt of such notice and, unless the Warrants have been fully exercised or expired, new Warrants representing the remaining portion of the Warrants and the underlying Shares, if any, with respect to which this Warrant Agreement shall not then have been exercised shall also be issued to the Warrant Holder as soon as possible and in any event within such ten-day period.

                  b. METHOD OF EXERCISE. The purchase rights hereby represented may be exercised, at the election of the Warrant Holder, by the tender of the Notice of Exercise and the surrender of this Warrant Agreement at the principal office of the Company and by the payment to the Company, by check, cancellation of indebtedness or other form of payment acceptable to the Company, of an amount equal to the then applicable Exercise Price per share multiplied by the number of Shares then being purchased.

7. RESERVATION OF SHARES. The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights to purchase the Shares as provided in this Warrant Agreement. All of the Shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, and free and clear of all preemptive rights.

8. NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant Holder's rights to purchase the Shares.

9. NO RIGHTS AS SHAREHOLDER. This Warrant Agreement does not entitle the Warrant Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise of the Warrant Holder's rights to purchase the Shares as provided for herein.

10. ADJUSTMENT RIGHTS. The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:


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                                        5

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                  a. MERGER. If at any time there shall be a merger or
consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder of the Warrants evidenced hereby shall thereafter be entitled to receive upon exercise of rights herein granted, during the period specified herein and upon payment of the aggregate Exercise Price, the number of shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which a holder of the stock deliverable upon exercise of the rights granted in this Warrant Agreement would have been entitled in such merger or consolidation if such rights had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interests of the holder after the merger or consolidation.

                  b. RECLASSIFICATION, ETC. If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such subdivision, combination, reclassification or other change.

                  c. SPLIT, SUBDIVISION OR COMBINATION OF SHARES. If the Company at any time shall split or subdivide its Common Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable pursuant to this Warrant Agreement shall be proportionately increased. If the Company at any time shall combine or reverse split its Common Stock, the Exercise Price shall be proportionately increased and the number of Shares issuable pursuant to this Warrant Agreement shall be proportionately decreased.

                  d. STOCK DIVIDENDS. If the Company at any time shall pay a dividend payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend. The Warrant Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

                  e. ISSUE OF ADDITIONAL STOCK. For so long as the term of this Warrant Agreement has not expired, upon each issuance or sale (or deemed issuance or sale) by the Company of any additional shares of Common Stock (or securities convertible or exercisable into Common Stock) which results or would have resulted in a reduction in the Conversion Price of the Convertible


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Preferred (as each such term is defined in the Company's Certificate of the
Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the "Certificate of Designation")) under Section 7(d)(ii) of the Company's Certificate of Designation, then the Exercise Price in effect immediately prior to each such issuance or sale shall, upon such issue or sale, be reduced by a percentage equal to the same percentage that the applicable Conversion Price has been reduced (or would have been reduced) as a result of such issuance or sale.

                  f. EXCESS OPTION ADJUSTMENT. If General Atlantic Partners 48, L.P., a Delaware limited partnership, and GAP Coinvestment Partners, L.P., a New York limited partnership (together, the "Purchasers") receive additional shares of Convertible Preferred in payment of Reimbursement Amounts (as such term is defined in that certain Stock Purchase Agreement, dated July 31, 1998 among the Company and the Purchasers (the "Stock Purchase Agreement")) owed to such Purchasers under Section 2.4 of the Stock Purchase Agreement, then Warrant Holder shall simultaneously receive that number of additional Warrants with an exercise price of zero dollars equal to the product of (x) 0.874218 and (y) the number of shares of Convertible Preferred received by the Purchasers pursuant to such Section 2.4. Such Warrants will vest proportionally to the other Warrants issued to Warrant Holder. The Company agrees that the provisions of Section 2.4 of the Stock Purchase Agreement will not be amended or changed in any way without the express consent of the Warrant Holder.

                  g. NOTICE OF ADJUSTMENTS; NOTICES. Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 6 hereof, the Company shall issue a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the holder of this Warrant.

                  h. NO CHANGE OF WARRANT NECESSARY. Irrespective of any adjustment in the Exercise Price or in the number or kind of securities issuable upon exercise of the Warrant, unless the Warrant Holder otherwise requests, this Warrant Agreement may continue to express the same price and number and kind of shares of Common Stock as are stated in this Warrant Agreement as initially executed.

11. REDEMPTION. Subject to the Company's repurchase rights prescribed in Section 5 hereof, the Warrants represented by this Warrant Agreement are not redeemable by the Company.

12. COMPLIANCE WITH SECURITIES ACT; TRANSFERABILITY OF WARRANT OR SHARES OF COMMON STOCK.

                  a. COMPLIANCE WITH SECURITIES ACT. The Warrant Holder, by acceptance hereof, agrees that the Warrants, and the shares of Common Stock to be issued upon exercise of the Warrants, are being acquired for investment and that such Warrant Holder will not offer, sell or otherwise dispose of the Warrants, or any shares of Common Stock to be issued upon exercise of the Warrants except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Warrants and all shares


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                                        7

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of Common Stock issued upon exercise of the Warrants (unless registered under)
the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THEY MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED TO EFFECTUATE SUCH TRANSACTION."

                  b. RESTRICTIONS ON TRANSFERABILITY. The Warrant Holder shall be subject to all restrictions upon the sale or other disposition of the Warrants and/or the shares of Common Stock to be issued upon exercise of the Warrants, all as more fully set forth in or referred to in the Stockholders Agreement, dated July 31, 1998, by and among the Company and the stockholders named therein, as amended on the Issue Date to include the Warrant Holder as a party thereto (the "Stockholders Agreement"). The Stockholders Agreement is incorporated herein by reference and is an integral part of this Warrant Agreement. The Warrants and all shares of Common Stock issued upon exercise of the Warrants shall be stamped or imprinted with an additional legend substantially in the following form.

                  "THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED JULY 31, 1998, AMONG PRICELINE.COM INCORPORATED AND THE STOCKHOLDERS NAMED THEREIN, AS AMENDED. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT. THE COMPANY WILL MAIL A COPY OF SUCH AGREEMENT, TOGETHER WITH A COPY OF THE EXPRESS TERMS OF THE SECURITIES AND THE OTHER CLASS OR CLASSES AND SERIES OF SHARES, IF ANY, WHICH THE COMPANY IS AUTHORIZED TO ISSUE, TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR."

                  c. EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANTS. The Warrants cannot be exchanged, transferred or assigned otherwise than in accordance with the provisions of the Stockholders Agreement. If the provisions of the Stockholders Agreement are complied with, upon


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                                        8

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surrender of the Warrants to the Company with the Assignment Form annexed hereto as EXHIBIT B duly executed, and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant Agreement in the name of the heir, devisee or assignee named in such instrument of assignment and this Warrant Agreement shall promptly be canceled.

13.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby incorporates herein the representations and warranties made by the Company to the Purchasers in the Stock Purchase Agreement and extends such representations and warranties to the Warrant Holder. The Company expressly confirms to the Warrant Holder that such representations and warranties are true and correct at and on the date hereof as if made at and on such date as modified by this Warrant Agreement.

14.      REPRESENTATIONS AND WARRANTIES OF THE WARRANT HOLDER.

         The Warrant Holder hereby represents and warrants to the Company as follows:

                  a. EXISTENCE AND POWER. The Warrant Holder is a (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) has the corporate power and authority to execute, deliver and perform its obligations under this Warrant Agreement.

                  b. AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Warrant Holder of this Warrant Agreement and the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action of the Warrant Holder and (ii) do not contravene the terms of the Certificate of Incorporation or By-laws of the Warrant Holder, each as amended as of and through the Issue Date.

                  c. GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption or authorization of any governmental authority or agency, or of any other person or entity, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Warrant Holder of this Warrant Agreement or the transactions contemplated hereby.

                  d. BINDING EFFECT. This Warrant Agreement has been duly executed and delivered by the Warrant Holder and constitutes the valid and binding obligations of the Warrant Holder, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  e. PURCHASE FOR OWN ACCOUNT. The Warrants issued to the Warrant Holder pursuant to this Warrant Agreement, and the Shares to be issued upon vesting and exercise thereof, are being or will be acquired for the Warrant Holder's own account and with no intention of distributing or


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                                        9

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reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state.

                  f. RESTRICTED SECURITIES. The Warrant Holder understands that the Warrants and the Shares issuable upon vesting and exercise of the Warrants, will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that reliance of the Company on such exemption is predicated in part on such Warrant Holder's representations set forth herein. The Warrant Holder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of the investment. The Warrant Holder further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Warrants, the business of the Company, and to obtain additional information to such Warrant Holder's satisfaction.

                  g. ACCREDITED INVESTOR. The Warrant Holder is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

15.      AFFIRMATIVE COVENANTS.

         In addition to the following affirmative covenants, until the effective date of an IPO, or earlier, as applicable, the Company hereby makes to Warrant Holder the affirmative covenants made by the Company to the Purchasers in Sections 8.1, 8.2, 8.3(a), 8.3(b) (beginning with the third quarter of the fiscal year ending 1999) and 8.5 through 8.9 of the Stock Purchase Agreement. In addition, the Company will provide Warrant Holder with reports each calendar quarter during the term hereof regarding any changes in stock ownership in the Company, including changes in shares, options, warrants or other equity holdings.

                  a. BOARD REPRESENTATION. Promptly after the execution hereof, the Company agrees to obtain an amendment to the Stockholders Agreement in form and substance satisfactory to Warrant Holder, requiring that each Stockholder (as therein defined) shall vote its Shares at any Stockholder's meeting called for the purpose to elect directors to the Board of Directors and to take all other actions necessary to ensure the election to the Board of Directors of one
(1) individual designated by Warrant Holder if the Company by the third anniversary of the execution of this Warrant Agreement shall not have had declared effective by the Securities and Exchange Commission an initial registration statement covering the Common Stock and Warrant Holder owns Shares equal to or exceeding 5% of the Fully Diluted Equity. The Company shall do everything reasonably in its power to ensure that Warrant Holder is provided with such representation on the Board of Directors including, without limitation, including at least one (1) designee of Warrant Holder in any nominees of the Board of Directors of the Company as Warrant Holder is entitled to.

                  b. MFN STATUS. If the Company enters into any transaction with another airline, hotel, rental car or other travel provider (the "Travel Provider") with provisions, taken as a whole, which are more favorable to the Travel Provider than the provisions available to Warrant Holder in the transaction of which this Warrant Agreement is a part, then Warrant Holder shall be


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



entitled to the benefit of such more favorable provisions and the applicable documents between Company and Warrant Holder shall be appropriately amended. Provisions as used in this paragraph, include, without limitation, the percentage of the equity of the Company which can be earned or acquired, the method, rate and manner of earning equity or the right to acquire equity of the Company including vesting and exercise price, antidilution adjustments, covenants, board representation, registration rights, or the provisions of the Airline Participation Agreement and side letter.

                  c. NO EQUITY PREFERENCE TO TRAVEL PROVIDERS. The Company will not enter into any transaction with a Travel Provider in which the Company issues, or agrees to issue, equity or rights to acquire equity where the provisions in such transaction, including, without limitation, the percentage of the equity of the Company which can be earned or acquired, the method, rate and manner of earning equity or the right to acquire equity of the Company including vesting and exercise price, antidilution adjustments, covenants, board representation or registration rights, are more favorable to the Travel Provider than the provisions available to Warrant Holder in the transaction of which this Warrant Agreement is a part.

16.      MISCELLANEOUS.

                  a. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made (or confirmed) herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Warrant Holder or acceptance of the Warrants, until 60 days after receipt of the Company's financial statements for the year ended December 31, 1999, and at the end of such period, such representations and warranties and related indemnification rights and obligations with respect thereto shall expire; PROVIDED, HOWEVER, that the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.7(a) and 3.9 of the Stock Purchase Agreement and confirmed herein shall survive without any expiration and the representation and warranties set forth in Section 3.12 of the Stock Purchase Agreement and confirmed herein shall survive until the expiration of the applicable statute of limitations.

                  b. NO CONSEQUENTIAL DAMAGES. No Party hereto shall be entitled to consequential damages as a result of any breach of a covenant, representation or warranty contained herein.

                  c. NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                           i.      if to the Company, to:

                                   priceline.com Incorporated
                                   4 High Ridge Park
                                   Stamford, CT 06905
                                   Telecopy:  (203) 595-8344
                                   Attention:  Mr. Paul E. Francis


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



                                   with a copy to:

                                   Cummings & Lockwood
                                   Four Stamford Plaza
                                   P.O. Box 120
                                   Stamford, CT 06904
                                   Telecopy:  (203) 351-4299
                                   Attention:  Melissa M. Taub, Esq.

                                   and to:

                                   Skadden, Arps, Slate, Meagher, & Flom, L.L.P. One Rodney Square
                                   Wilmington, DE  19801
                                   Telecopy:  (302) 651-3001
                                   Attention:  Patricia Moran Chuff, Esq.

                           ii.     if to the Warrant Holder, to:

                                   Delta Air Lines, Inc.
                                   1030 Delta Boulevard
                                   Hartsfield International Airport
                                   Atlanta, Georgia   30354-1987
                                   Telecopy:  (404) 715-2233
                                   Attention:  Executive Vice President -
                                               Chief Financial Officer

                                   with a copy to:

                                   Delta Air Lines, Inc.
                                   1030 Delta Boulevard
                                   Hartsfield International Airport
                                   Atlanta, Georgia   30354-1987
                                   Telecopy:  (404) 715-2233
                                   Attention:  Senior Vice President -
                                               General Counsel

                  All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

                  d. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Warrant Holder may assign any of its rights under any of the Transaction Documents to any of its Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Warrant Holders. Except as provided in the


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



indemnification provisions governing the transactions contemplated herein and set forth in a letter between the Company and the Warrant Holder, dated the date hereof, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. The rights of Warrant Holder with respect to representation on the Company's board set forth in Section 15(a) hereof shall not be assignable and any attempt to do so shall be void and of no further consequence.

                  e.       AMENDMENT AND WAIVER.

                           i. No failure or delay on the part of the Company, or
the Warrant Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company and the Warrant Holder at law, in equity or otherwise.

                           ii. Any amendment, supplement or modification of or
to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Warrant Holder from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the Warrant Holder.

                  f. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  g. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE,
WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY
JURISDICTION.

                  h. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  i. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, the letter dated the date hereof between the Company and Warrant Holder containing, among other things, the indemnification provisions governing the transactions contemplated herein, the Airline Participation Agreement, dated the date hereof between the Company and the


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                                       13

Warrant Holder and the Warrants (together, the "Transaction Documents"), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  j. PUBLICITY. Except as may be required by applicable Requirement of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that nothing in this Agreement shall restrict the Warrant Holder from disclosing information (a) that is already publicly available and
(b) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with the Warrant Holder's investment or participation in the Company. If any announcement is required by law to be made by any party hereto concerning this Agreement or the transactions contemplated hereby, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

                  k. CHARGES; TAXES AND EXPENSES. Issuance of certificates for shares upon the exercise of this Warrant Agreement shall be made without charge to the Warrant Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

                  l. SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.

                  m. LOST WARRANTS. The Company covenants to the Warrant Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Agreement and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Warrant Agreement, the Company will make and deliver a new Warrant Agreement of like tenor, in lieu of the lost, stolen, destroyed or mutilated document.

                  n. FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person, and otherwise fulfilling, or causing the fulfillment of, the various obligations made herein, as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.


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                                       14

                  IN WITNESS WHEREOF, this Warrant Agreement has been duly executed and delivered by the authorized officers of each of the undersigned.


                                            PRICELINE.COM INCORPORATED


                                            By:    /S/ TIMOTHY BRIER
                                                   ----------------------------

                                            Title: President
                                                   ----------------------------


                                            DELTA AIR LINES, INC.


                                            By:    /S/ FREDERICK W. REID
                                                   ----------------------------
                                                   Frederick W. Reid

                                            Title: Executive Vice President and
                                                   Chief Marketing Officer





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                                       15

                                    EXHIBIT A


                               NOTICE OF EXERCISE



To:      Priceline.com Incorporated


                  1. The undersigned hereby elects to purchase __________ shares of the Common Stock of Priceline.com Incorporated pursuant to the terms of the Warrant Participation Agreement, dated as of August 17, 1998, by and between Priceline.com Incorporated and the undersigned, and tenders herewith payment of the purchase price of such shares in full.

                  2. Please issue a certificate or certificates representing said shares in the name of the undersigned.


                                            DELTA AIR LINES, INC.



                                             By:



                                                  ----------------------------
                                                  (Print Name of Signatory)



                                                  ----------------------------
                                                  (Title of Signatory)





Date:
     ------------------------

                                    EXHIBIT B

                                 ASSIGNMENT FORM

TO:       Priceline.com Incorporated

The undersigned hereby assigns and transfers unto _________________ of __________________ (Please typewrite or print in block letters) the right to purchase _________ shares of the common stock of Priceline.com Incorporated subject to the Warrant Participation Agreement, dated as of August 17, 1998, by and between Priceline.com Incorporated and the undersigned (the "Warrant Agreement").

This assignment complies with the provisions of Section 12(c) of the Warrant Agreement and is accompanied by funds sufficient to pay all applicable transfer taxes.


                                                  DELTA AIR LINES, INC.




                                                  By:



                                                      -------------------------
                                                      (Print Name of Signatory)



                                                      -------------------------
                                                      (Title of Signatory)





Date:
     -------------------



                                        1